Exhibit 21.1

Name	Jurisdiction	Primary Business
Zedra S.A. (to be changed to Patria Investments LATAM S.A.)	Uruguay	Holding
Patria Investments Cayman Ltd.	Cayman Islands	Holding
Patria Finance Ltd.	Cayman Islands	Management Company and Financial Advisory Services
Patria Brazilian Private Equity III, Ltd.	Cayman Islands	Manager or Administrator of Funds
Patria Brazilian Private Equity General Partner IV, Ltd.	Cayman Islands	Same as above
PBPE General Partner V, Ltd.	Cayman Islands	Same as above
Patria Brazilian Private Equity General Partner VI, Ltd.	Cayman Islands	Same as above
Patria Brazil Real Estate Fund General Partner II Ltd.	Cayman Islands	Same as above
Patria Brazil Real Estate Fund General Partner III Ltd.	Cayman Islands	Same as above
Patria Brazil Retail Property Fund General Partner, Ltd.	Cayman Islands	Same as above
Patria Infrastructure General Partner II Ltd.	Cayman Islands	Same as above
Patria Infrastructure General Partner III Ltd.	Cayman Islands	Same as above
Patria Infrastructure General Partner IV, Ltd.	Cayman Islands	Same as above
Patria Farmland General Partner, Ltd.	Cayman Islands	Same as above
Patria Investments UK Ltd.	London (UK)	Investor relations and marketing of fund
Patria Investments Hong Kong, Ltd.	Hong Kong	Investor relations and marketing of fund
Patria Investments US LLC	Delaware (US)	Investor relations and marketing of fund
Patria Investments Chile SpA	Chile	Advisory services related to asset management of investment funds and other investments
Patria Investments Colombia S.A.S.	Bogotá (Colombia)	Advisory services related to asset management of investment funds and other investments
Improden S.A. (to be changed to Patria Investments Uruguay S.A.)	Uruguay	Financial advisory services for

foreign clients
Pátria Investimentos Ltda.	Brazil	Management of Brazilian funds and providing financial advisory services for foreign clients
Pátria Companhia Securitizadora de Créditos Imobiliários	Brazil	Securitization of Real Estate Credits